Exhibit 10.3

RETIREMENT, SEVERANCE AND RELEASE AGREEMENT

This Retirement, Severance, and Release Agreement (the “Agreement”) is made by and among (i) Richard Smith (“Executive”) and (ii) FelCor Lodging Trust Incorporated (the “Company”), and any parent, subsidiary, and/or affiliate companies or entities, as well as any officers, directors, managers, members, shareholders, investors, administrators, general or limited partners, agents, employees, accountants, and/or attorneys associated or affiliated with the Company. The signatories to this Agreement will be referred to collectively as the “Parties” and individually as a “Party”. The effective date of this Agreement shall be the date that falls seven (7) days after Executive signs this Agreement without revocation (the “Effective Date”).

WHEREAS, effective October 1, 2007, Executive and the Company entered into an Executive Employment Agreement (the “Employment Agreement”);

WHEREAS, effective October 16, 2012, Executive and the Company entered into a letter agreement that amended certain terms of the Employment Agreement (the “Letter Agreement”); and

WHEREAS, Executive and the Company desire to end the employment relationship that has existed between them, provide for the orderly transition of Executive’s duties and responsibilities, and provide Executive with certain severance benefits in connection with his departure from the Company.

NOW, THEREFORE, in consideration of the covenants and mutual promises and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Release and Waiver Agreement. Executive acknowledges and understands that this Agreement is a release and waiver contract and that this document is legally binding. Executive and the Company understand and acknowledge that by executing this Agreement, each party has confirmed that he and it has read and understood each provision and he and it agree to all of the provisions set forth in this Agreement.

2.Claims Covered by Agreement. Executive and the Company acknowledge and understand that this Agreement applies only to claims that accrue or have accrued prior to the Effective Date of this Agreement. However, Executive acknowledges and agrees that certain benefits provided for under this Agreement are conditioned upon his execution and delivery of an affirmation in the form attached hereto as Exhibit A (the “Affirmation”) to the Company no later than January 2, 2017.

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3.Resignation, Transition, and Termination.

A.    Pursuant to the terms of this Agreement, Executive agrees that he will resign as an officer, director, board member, and manager of the Company or any of its affiliates or subsidiaries and as a trustee, fiduciary, committee member or service provider in any other capacity with respect to the Company or its affiliates or subsidiaries, effective September 16, 2016 (the “Resignation Date”). As of the Resignation Date, the Parties agreed any vesting rights held by Executive under the terms of any stock, restricted stock unit, or options agreement shall immediately cease, and no vesting of any equity instrument held by Executive as of the Resignation Date shall occur after the Resignation Date, other than as provided in this Agreement. Further, the Parties acknowledge and agree that the Employment Agreement and the Letter Agreement shall terminate effective upon the Resignation Date without further liability or obligation, except that Executive acknowledges and agrees that his obligations under Section 7 of the Employment Agreement (Protective Covenants) shall survive the termination of the Employment Agreement and shall remain in full force and effect. The Company acknowledges that Section 8 of the Employment Agreement (Indemnification) shall remain in full force and effect.

B.    The period of time from the Resignation Date through the Termination Date (defined below) shall be referred to as the "Transition Period." Pursuant to the terms of this Agreement, during the Transition Period, the Parties agree that Executive (i) shall not enter the Company’s offices for any reason; (ii) shall not communicate with any of the Company’s employees regarding matters relating to the Company’s business, except to the extent expressly required in connection with any action requested of him pursuant to this Agreement; (iii) shall not access any computer or computer network belonging to the Company; (iv) shall not publicly comment about any of the Company’s business affairs (v) shall not incur any business expenses with respect to the Company’s business activities; (vi) shall not take any action on behalf of the Company or its affiliates or subsidiaries except as approved in advance in writing (which writing may be e-mail) or requested in writing (which writing may be e-mail) by the Company’s Lead Independent Director or senior executive officer, or their respective designee; (vii) will be paid his regular base salary at the rate as it existed on the Resignation Date in accordance with the Company’s regular payroll practices pertaining to the payment of base salary, less any applicable taxes and deductions; and (viii) will continue to be eligible to participate in the Company’s medical/health benefit plans in accordance with the terms thereof. Additionally, the Company agrees to reimburse Executive up to $20,000.00 for fees incurred in connection with evaluating the terms of this Agreement. To the extent any action or inaction specifically requested of Executive shall reasonably require the incurrence by Executive of any expenses, the Company shall continue to indemnify and advance expenses to Executive for any such actions or inactions during the Transition Period. Executive shall be permitted to obtain other employment during the Transition Period.

C.    During the Transition Period, Executive shall comply with all of the Company’s written policies and procedures provided to Executive, as well as all requirements imposed by federal, state or local law. Moreover, during the Transition Period, the Company may terminate Executive’s employment for “Cause” if Executive: (i) is convicted of or pleads nolo contendere to a felony; (ii ) commits fraud or a material act or omission involving dishonesty with

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respect to the Company or any of its respective employees, customers or affiliates(iii) willfully fails or refuses to carry out any material responsibilities assigned to Executive after the Resignation Date, if any, as reasonably determined by the Company; (iv) engages in gross negligence, willful misconduct, or a pattern of behavior which has had or is reasonably likely to have a material adverse effect on the Company; (iii) willfully engages in any act or omission which is in material violation of the Company’s Code of Business Code and Ethics or its Insider Trading Policy, such as they now exist or hereafter are supplemented, amended, modified or restated, including, but not limited to, engaging in insider transactions, disclosing a proposed or pending business transaction, receiving preferential treatment or gifts, failing to disclose conflicts of interest, disseminating inside information, and/or taking advantage of corporate opportunities for personal benefit; or (vi) commits a breach of Executive’s material obligations under this Agreement. The Company may terminate Executive’s employment for Cause (as defined in subparagraphs (i) through (vi) above) at any time, provided, however, that if the act or omission giving rise to the termination for Cause is curable by Executive, the Company will provide fifteen (15) days written notice to Executive of its intent to terminate Executive for Cause, with an explanation of the reason(s) for the termination for Cause, and if Executive cures the act or omission within the fifteen (15) day notice period, the Company will rescind the notice of termination and Executive’s employment will not be terminated for Cause at the end of the fifteen (15) day notice period. Notwithstanding the foregoing, if Executive has previously been afforded the opportunity to cure and successfully cured under this provision, the Company will have no obligation to provide Executive with notice and an opportunity to cure prior to a subsequent termination for Cause. Unless Executive is entitled to receive fifteen (15) days notice and an opportunity to cure under this Section 3(D), Executive’s termination for Cause will be effective immediately upon the mailing or transmitting by the Company of written notice of such termination to Executive.

D.    Pursuant to the terms of this Agreement, unless terminated earlier under the terms of this Agreement, the Parties agree that Executive’s employment by the Company shall terminate effective January 1, 2017 or such earlier date as determined by the Company (the “Termination Date”).

4.Severance Benefits.

A.    In exchange for the promises made, covenants contained, and consideration provided by Executive in this Agreement, the Company shall pay to Executive the severance benefits (the “Severance Benefits”) set forth on Exhibit B attached hereto (the “Severance Schedule”).

B.    The Company’s payment of the Severance Benefits is subject to applicable federal, state, and local taxes and withholding. This Agreement shall be administered and interpreted to maximize the short-term deferral exception to Section 409A of the Code, and Executive shall not, directly or indirectly, designate the taxable year of a payment made under this Agreement. The portion of any payment under this Agreement that is paid within the “short term deferral period” within the meaning of Treasury Regulation Section 1.409A-1(b)(4) shall be treated as a short term deferral and not aggregated with other plans or payments. Any other portion of the payment that does not meet the short term deferral requirement shall, to the maximum extent possible, be deemed to satisfy the exception from Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) for involuntary

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separation pay and shall not be aggregated with any other payment. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. Any amount that is paid as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4), or within the involuntary separation pay limit under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) shall be treated as a separate payment. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that no such amendments or adoption of other policies and procedures will reduce the amount of any compensation or benefit Executive otherwise would be entitled to under this Agreement without the written consent of Executive. All taxable expense reimbursement payments and in-kind benefits provided to Executive are intended to be structured in compliance with Section 409A of the Code, and reimbursements shall be paid by the Company to Executive by no later than the end of the calendar year following the calendar year in which Executive incurs such expenses.

C.    Executive acknowledges and agrees that the Severance Benefits provided as set forth in this Agreement and on the Severance Schedule constitute the totality of all benefits of any kind due and owing to Executive upon the occurrence of the Termination Date and that, upon execution and delivery of this Agreement, Executive shall be entitled to no other benefits, payments, distributions, transfers, penalties or other amounts or consideration of any kind from the Company upon the occurrence of the Termination Date as a consequence of, relating to, or in connection with Executive’s employment by the Company or the termination of such employment by the Company as contemplated hereby.

D.    Executive acknowledges and agrees that if he breaches any material provision of this Agreement in any respect, other than any breach that shall have been inadvertent and shall have resulted in or is likely to result in a de minimis effect (and has not cured such breach within 30 days of written notice from the Company) or is terminated for Cause pursuant to Section 3(C), he shall forfeit all Severance Benefits received or to be received under this Agreement. If Executive breaches any material provision of this Agreement in any material respect (which breach is not cured as described above) or is terminated for Cause pursuant to Section 3(C), the Company shall notify Executive of the action constituting the breach or Cause writing (“Notice of Breach”), and upon receipt of a Notice of Breach, Executive shall: (i) return to the Company all sums of cash actually received as Severance Benefits; (ii) reimburse the Company for the cost of all medical, dental, vision and outplacement assistance benefits received by Executive as Severance Benefits; and (iii) pay the Company the then current fair market value of all equity compensation received by Executive as Severance Benefits. All such sums shall be paid by Executive to the Company no later than thirty (30) days after the date of the Notice of Breach.

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5.Consultation with Attorney, Review Period, and Revocation Period.

A.    Executive is advised, and acknowledges that he has been advised, to consult with an attorney prior to executing this Agreement and the Affirmation concerning the meaning, import, and legal significance of this Agreement and the Affirmation. Executive acknowledges that he has read this Agreement and the Affirmation, as signified by Executive’s signature hereto, and is voluntarily executing the same after advice of counsel for the purposes and consideration herein expressed.

B.    Executive acknowledges that he has been provided with a period of at least twenty--one (21) days within which to consider, review, and reflect upon the terms of this Agreement and the Affirmation (“Consideration Period”), during which time he may seek counsel. The Parties agree that any discussions about or changes to this Agreement, whether material or immaterial, will not restart the running of the Consideration Period.

C.    Executive acknowledges that he understands that he has seven (7) days in which he may revoke this Agreement after he signs it; this Agreement shall not be effective until the expiration of seven (7) days after Executive signs this Agreement, without revocation; and any revocation of this Agreement must be delivered to the Company’s General Counsel prior to the expiration of seven (7) days after Executive signs this Agreement. Executive acknowledges that he understands that he has seven (7) days in which he may revoke the Affirmation after he signs it; the Affirmation shall not be effective until the expiration of seven (7) days after Executive signs it, without revocation; and any revocation of the Affirmation must be delivered to the Company’s General Counsel prior to the expiration of seven (7) days after Executive signs the Affirmation.

6.Release and Waiver by Executive; Limited Release by Company.

A.    In consideration of the payment or provision of the Severance Benefits, the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive, for himself and on behalf of his descendants, dependents, heirs, executors, trustees, administrators, assigns, and successors, knowingly and voluntarily releases and forever discharges the Released Parties (as defined below in this Section 6) from any and all manner of action or actions, cause or causes of action, suits, debts, contracts, agreements, promises, liability, claims, demands, damages, payments, compensation, loss, cost, or expense, of any nature whatsoever, known or unknown, in law or in equity (hereinafter “Claims”), which he now has or may have against any of the Released Parties arising out of, based upon, or indirectly or directly related to any matter, cause, or thing that occurs, accrues, or otherwise exists on or before the date of execution of this Agreement. Claims released by Executive include, without limitation, claims relating to or arising out of (i) his hiring, compensation, benefits, and employment with the Company; (ii) his separation from employment from the Company; (iii) any claimed bonus or any other payments, and (iv) all Claims arising out of his employment known or unknown that could or have been asserted by him against the Company, at law or in equity, or sounding in contract, express or implied, (including breach of or any rights under any agreement to which Executive, on the one hand, and the Company, on the other hand, are parties), sounding in tort, and any and all fraud-based Claims. Claims released specifically

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include, but are not limited to, any Claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation, including, without limitation, all Claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq. (the “ADEA”), the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act, the Equal Pay Act, the Family and Medical Leave Act, 42 U.S.C. §1981, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Sarbanes Oxley Act, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, the Uniform Services and Employment and Re- Employment Rights Act, the Worker Adjustment Retraining Notification Act, the Lilly Ledbetter Act, the Genetic Information and Nondiscrimination Act, the Employment Non-Discrimination Act, the National Labor Relations Act, the retaliation provisions of the Fair Labor Standards Act, the Labor Management Relations Act, and any other similar or equivalent federal, state, or local laws, all as amended; all Claims under any federal, state, local, municipal, or common law concerning whistleblower protection; and all Claims arising under the Employee Retirement Income Security Act. This release shall run to and be for the benefit of the Company, its divisions, subsidiaries, and related or affiliated entities, and, in their capacities as such, each of their associates, owners, representatives, trustees, shareholders, members, directors, officers, partners, employees, insurers, contractors, agents, and attorneys, past or present, and all persons acting by, through, under or in concert with any of them and all predecessors, successors, and assigns thereof (collectively the “Released Parties”).

B.    Executive acknowledges and agrees that his release and waiver of Claims also includes all Claims under the ADEA, as amended, including by the Older Workers Benefit Protection Act, and any municipal, state, or federal law regarding age discrimination. The following terms and conditions apply to and are part of the release of ADEA claims under this Agreement: (i) Executive is not waiving or releasing a claim challenging the validity of Executive’s release and waiver of Claims based on the ADEA; and (ii) Executive is not waiving or releasing any right or claim under the ADEA that may arise after he signs this Agreement.

C.    Executive hereby specifically covenants and agrees that Executive will not initiate, or cause to be initiated, any action or cause of action against the Company or any of the other Released Parties in the future asserting any claim covered by the release. Executive further agrees to indemnify the Company and all other Released Parties for (i) any additional sum of money that any of them may hereafter be compelled to pay Executive, and (ii) any of the Company’s or other Released Parties’ legal fees, costs, and expenses associated therewith, on account of Executive bringing or allowing to be brought on Executive’s behalf any legal action based directly or indirectly upon the claims covered by the release.

D.    Executive’s release and waiver of Claims in this Agreement is limited as follows: (i) Executive is not waiving or releasing the right to file a charge with, or participate in an investigation by, the Equal Employment Opportunity Commission or any other federal or state agency, but he acknowledges and agrees that the consideration provided under this Agreement shall be the sole relief to him for any claims released herein, and he is not entitled to recover, and agrees to waive, any monetary benefits or recovery against the Released Parties in connection with any such charge or investigation, without regard to who filed such charge or initiated such investigation;

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(ii) he is not waiving or releasing any rights or claims that may arise after the date on which he signs this Agreement and/or the Affirmation, including Claims arising from or related to a breach of this Agreement; (iii) he is not waiving or releasing any rights or claims which cannot be waived by law, including his right to workers compensation; and (iv) Executive is not waiving or releasing any rights or claims to coverage under indemnification agreements or policies and/or directors’ and officers’ liability insurance (and, for the avoidance of doubt, such coverage shall continue to apply for all actions or inactions by Executive during his employment with the Company). However, Executive’s release and waiver of Claims in this Agreement and in the Affirmation includes any Claims that currently exist and/or have been asserted by him in any forum, venue or judicial or administrative proceeding.

E.    In consideration for Executive’s release hereinabove of the Released Parties, the Company (in its own capacity and on behalf of the other Released Parties) hereby discharges and generally releases Executive from any action or actions, cause or causes of action, suits, debts, contracts, agreements, promises, liability, claims, demands, damages, payments, compensation, loss, cost, or expense, of any nature whatsoever related to any matter, cause, or thing that occurs, accrues, or otherwise exists on or before the date of execution of this Agreement that is related to Executive’s employment with the Company or the termination of his employment from the Company but only to the extent any such action or actions, cause or causes of action, suits, debts, contracts, agreements, promises, liability, claims, demands, damages, payments, compensation, loss, cost, or expense are based on facts, acts, omissions, or events actually known as of the Resignation Date to the Company’s General Counsel or its Board of Directors.

7.No Admission of Liability. This Agreement does not amount to, and shall not be construed as, an admission of liability or wrongdoing of any kind on the part of Executive or the Company.

8.Certain Covenants.

A.    Non-Disparagement. Executive agrees that he will refrain from engaging in any conduct, verbal or otherwise, that would disparage or harm the reputation of the Company or any of its employees, officers or directors. Such conduct shall include, but not be limited to, any negative statements made verbally or in writing by Executive about the Company or any of its employees, officers or directors. Executive’s public and private statements shall conform all respects, explicitly and implicitly, to the Company’s public statements, in substance as prepared in consultation with Executive or otherwise as may be required by applicable laws, rules or regulations applicable to the Company, with regard to the end of Executive’s service with, and employment by, the Company and any related matters.

9.Eligibility for Rehire. Executive acknowledges and agrees that, by signing this Agreement, he is voluntarily giving up any right he may have to maintain an employment, independent contractor, or consultant relationship with the Company. Executive further agrees not to seek any employment, independent contractor or consultant relationship with, or to submit an application to, the Company at any time in the future. Further, Employee agrees, for a period of two years from the date of this Agreement, that he will not, directly or indirectly, solicit, seek, or offer

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to effect, either directly or with a “group” (within the meaning of Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934), any proposal to nominate himself or any other person or persons to serve as a director of the Company or otherwise to seek representation on the board of directors of the Company.

10.Cooperation and Assistance.

A.    Except as permitted by fair employment laws or other laws that may supersede the terms of this Agreement, or as compelled by valid legal process, Executive shall not (i) assist, cooperate with, or supply information of any kind to any non-governmental individual or entity or private-party litigant or their agents or attorneys (collectively a “Third Party”) concerning (x) the formation, continuation, terms and conditions, or ending of his or any other employee’s employment with the Company; or (y) the business, operations, or personal affairs of the Company; or (ii) initiate or assist any Third Party in connection with any investigation, inquiry, or any other action of any kind with respect to either of the Company’s business, operations, or personal affairs.

B.    If Executive is contacted by any Third Party who is or may be adverse to, or investigating a possible claim or lawsuit against, the Company or any of the other Released Parties, and Executive believes he is permitted to provide information to or meet with such Third Party, Executive shall notify the Company in writing before providing any information to or meeting with such Third Party and agrees that, if requested, he will meet and confer with counsel for the Company or the other Released Parties before interviewing with, meeting with, providing information to, or giving a statement to any such Third Party.

C.    If Executive believes that he is required by law or valid legal process to disclose or discuss the existence or terms of this Agreement, the Confidential Information (as defined in the Employment Agreement), or information concerning the formation, continuation, terms and conditions, or ending of his or any other employee’s employment with the Company or the business, operations, or personal affairs of the Company or any of the other Released Parties, he agrees to (i) give, to the extent legally permitted, prompt written notice to the Company of the existence of, and the circumstances attendant to, such request; (ii) consult, at the Company’s expense, with the Company as to the advisability of taking legally available steps to resist or narrow any such request or otherwise eliminate the need for such disclosure; and (iii) if disclosure is required, cooperate with the Company, at its expense, to obtain a protective order or other reliable assurance in form and substance reasonably satisfactory to the Company that confidential treatment will be accorded to such information as is legally required to be disclosed.

D.    In further consideration of the Separation Benefits, Executive agrees to (i) provide such reasonable transition assistance (“Transition Assistance”) to the Company or an affiliate as may be requested from time to time by the Company during normal business hours, subject to Executive’s reasonable availability at the time the assistance is requested; and (ii) fully and completely cooperate (“Cooperation Obligation”) with the Company and its affiliates at its or their reasonable request during normal business hours to assist with existing or future investigations, proceedings, litigation, examinations, or other fact-finding or adjudicative proceedings, public or private, involving any of the Released Parties. The Cooperation Obligation

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includes Executive meeting with the representatives of the Company, its affiliates, or the other Released Parties at reasonable times upon its or their reasonable request, and providing information and, where applicable, testimony, that is truthful, accurate, and complete, according to information known to Executive. The Company will reimburse Executive, within 15 days after Executive’s submission of substantiating documentation to the Company, for reasonable out-of-pocket travel, lodging, and other incidental expenses (but not attorney’s fees) he incurs in providing the Transition Assistance or fulfilling the Cooperation Obligation, provided the expenses have been approved in advance by the Company, and Executive submits such documentation within 30 days after the expense is incurred. Executive shall not be required to cooperate against his own legal interests or the legal interests of a future employer in connection with the Cooperation Obligation.

11.Miscellaneous.

A.Choice of Law/Venue. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the Law of the State of Texas, without regard to conflict of Law principles that would result in the application of any Law other than the Law of the State of Texas, it being stipulated by the Parties that Texas has a compelling state interest in the subject matter of this Agreement and that Executive has had or will continue to have regular contact with Texas in the performance of this Agreement. The Parties also agree that venue of any action to enforce the provisions of this Agreement, or any document executed in connection herewith, shall be in the state district courts in Dallas County, Texas.

B.Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction or a properly empanelled arbitrator to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, which is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

C.Amendment; Entire Agreement. This Agreement may be modified or amended only by a writing signed by Executive and the Company. This Agreement constitutes the entire understanding and agreement of the Parties, and supersedes prior understandings and agreements, if any, among or between the Parties, with respect to the subject matter of this Agreement. There are no representations, agreements, arrangements or understandings, oral or written, concerning the subject matter hereof between and among the Parties which are not fully expressed or incorporated by reference in this Agreement.

D.Disputes Relating to Agreement. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party in any such litigation shall recover from the adverse party its actual damages and reasonable costs and expenses, including, without limitation,

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reasonable attorneys’ fees incurred in connection with such dispute and litigation. In the event of the violation or threatened violation of any of the covenants and/or promises in this Agreement, the non-breaching party shall be entitled to injunctive relief, both preliminary and final, enjoining and restraining such violation or threatened violation, which injunctive relief shall be in addition to all other remedies available to the non-breaching party, at law or in equity.

12.Knowing and Voluntary Agreement. Executive and the Company hereby represent and warrant that, prior to signing below, each has had the opportunity to consult with legal counsel of his/its choice, has read this document in its entirety and fully or satisfactorily understands its content and effect, and that he/it has not been subject to any form of duress in connection with this settlement, is completely satisfied with the settlement reflected in this Agreement, and accordingly agrees to be bound as described in this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

EXECUTIVE:

/s/ Richard A. Smith         9/16/16
RICHARD A. SMITH                    DATE

EMPLOYER:

FELCOR LODGING TRUST INCORPORATED

BY: /s/ Jonathan H. Yellen         Sept. 16, 2016

NAME: Jonathan H. Yellen
Executive Vice President,
TITLE:    General Counsel and Secretary

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EXHIBIT “A”

EXHIBIT A—RESIGNATION, SEPARATION AND RELEASE AGREEMENT

AFFIRMATION OF RESIGNATION, SEVERANCE AND RELEASE AGREEMENT

By my signature below, I hereby re-execute and affirm the Resignation, Severance and Release Agreement (the “Agreement”), originally signed by me on ____________, including, but not limited to, the release and waiver of claims to the extent set forth in the Agreement.

______________________________        _______________________________
RICHARD A. SMITH                    DATE

EXHIBIT A—RESIGNATION, SEPARATION AND RELEASE AGREEMENT

EXHIBIT “B”

EXHIBIT B-RESIGNATION, SEPARATION AND RELEASE AGREEMENT

SEVERANCE SCHEDULE

This Severance Schedule is incorporated by reference into and made part of the Retirement, Severance and Release Agreement (the “Agreement”) (capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement). The amounts and other benefits set forth below, subject to the terms of the Agreement, shall be due upon the later of the twelfth (12th) day following the Termination Date or the expiration of seven (7) days after Executive signs this Agreement and, to the extent relevant, delivers the Affirmation, in either case without revocation (such date being the “Payment Date”). The following Severance Benefits are intended to provide to Executive substantially the same benefits to which Executive would have been entitled under the Employment Agreement and the Letter Agreement upon a termination of the Employment Agreement by the Company without Cause or by Executive for Good Reason (as those terms are defined in the Employment Agreement):

A.    Severance Pay. $1,622,983.70, being 200% of the 2016 base salary ($811,491.85).

B.    Continued Benefits Offset Payment. $84,834.24 in lump sum, which amount the parties agree is approximately the same as the aggregate cost (based on rates in effect on September 14, 2016) of continued coverage under the medical, dental, and vision coverage plans sponsored by Employer under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and otherwise for 24 months.

C.    Accelerated Vesting of Contingent or Unvested Compensation. Notwithstanding any provision of any relevant grant contract to the contrary, the “Performance Periods” (as defined in the relevant grant contracts) ended on the Resignation Date, and all of Executive’s unvested equity compensation shall be subject to final determination as of the Resignation Date.

1.    With respect to restricted stock units that are eligible to vest based on performance measured over Performance Periods ended on or before the Resignation Date, the number of shares of Company common stock issuable to Executive is based on relative performance (as set forth in the applicable grant contracts) over such Performance Periods, plus an amount equal to all dividends that would have been paid with respect to such shares through the Payment Date had such shares been issued and outstanding since the award dates;

2.    With respect to restricted stock units that are eligible to vest based on performance measured over Performance Periods that extend beyond the Resignation Date, the number of shares of Company common stock issuable to Executive is based upon performance determined for the truncated period as provided in the applicable grant contracts, substituting the last day of the most recently completed fiscal quarter preceding the Resignation Date for the last day of the relevant Performance Periods, plus an amount equal to all dividends that would have been paid with respect to such shares through the Payment Date had such shares been issued and outstanding since the award dates; and

EXHIBIT B-RESIGNATION, SEPARATION AND RELEASE AGREEMENT

3.    With respect to any other restricted stock units, the applicable Vesting Dates (as defined in the applicable grant contracts) shall be accelerated to the Termination Date, and the number of shares of Company common stock issuable to Executive is based on the number of shares vested with respect to such restricted stock units, plus an amount equal to all dividends that would have been paid with respect to such shares through the Payment Date had such shares been issued and outstanding since the award dates.

All shares issuable to Executive shall be issued on the Payment Date, subject to compliance by Executive of the requirements of the Agreement.

D.    Company-Issued Computers, etc. Executive may retain all computers, printers, tablets, PDAs, cellphones and similar electronic equipment issued by the Company to Employee in the course of Executive’s employment, which equipment shall, after the Payment Date, be the exclusive property of Executive; provided that Executive has permitted the Company to inspect such equipment and, if necessary, to remove any Recipient Materials or Proprietary Information (as those terms are defined in the Employment Agreement) contained in any such equipment. Executive shall also be permitted to retain his contacts, calendar and personal correspondence and all of his compensation information and documents necessary for tax return preparation purposes.

EXHIBIT B-RESIGNATION, SEPARATION AND RELEASE AGREEMENT